Exhibit 99.1

Financial Information

On April 28, 2022, BeiGene, Ltd. (the “Company”) filed its 2021 Annual Report for the year ended December 31, 2021 (the “STAR Annual Report”) with the Science and Technology Innovation Board (the “STAR Market”) of the Shanghai Stock Exchange, which was prepared in accordance with the listing rules of the STAR Market and the applicable securities laws and regulations of the Peoples’ Republic of China (the “PRC” and the “PRC Securities Laws”). The STAR Annual Report is available to the public in Chinese language only on the website maintained by the Shanghai Stock Exchange at www.sse.com.cn.

As required by the PRC Securities Laws, the STAR Annual Report contains additional financial information regarding the Company’s gross profit margin ratio, research and development expenses allocated by key products and other research and development projects, and production, sales and inventory stock units of key products, for the year ended December 31, 2021 (the “Reporting Period”), prepared in accordance with the China Accounting Standards for Business Enterprises – Basic Standard (“CAS”) and other applicable PRC accounting rules, guidance and interpretations (together with CAS, “PRC GAAP”). The key differences between such financial information prepared in accordance with PRC GAAP and those prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for the Reporting Period, which was previously filed with the U.S. Securities and Exchange Commission, are summarized below.

Key Differences between PRC GAAP and U.S. GAAP
Share-based Compensation

Under U.S. GAAP, the Company elects to recognize share-based compensation expenses using the straight-line method for all employee equity awards granted with graded vesting based on service conditions, provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested as of that date.

Under PRC GAAP, the Company recognizes share-based compensation expense using the accelerated method for all employee equity awards granted with graded vesting.

Excess tax income from the exercise of stock option

Under U.S. GAAP, deferred taxes are calculated based on the cumulative share-based compensation expense recognized in the financial statements and ASC 2016-09 requires all excess tax benefits and tax deficiencies to be recorded as income tax expense or benefit in the statement of operations, rather than in shareholders’ equity.

Under PRC GAAP, deferred taxes are calculated based on the estimated tax deduction determined at each reporting date. If the tax deduction exceeds cumulative compensation cost for an individual award, tax benefits on the excess are credited to shareholders’ equity. If the tax deduction is less than or equal to cumulative compensation cost for an individual award, tax expenses are recorded in the statement of operations.

Leasing

Under U.S. GAAP, as a lessee, the Company recognizes a lease liability based on the present value of the total remaining lease payments, and a corresponding right-of-use assets under U.S. GAAP. The Company subsequently recognizes operating lease expenses on a straight-line basis over the lease term.

PRC GAAP requires entities to present interest expenses on the lease liability and depreciation on the right-of-use assets separately in the statements of operations. The combination of a straight-line depreciation of the right-of-use assets and the effective interest rate method applied to the lease liability will result in a higher total charge to profit or loss in the initial years of the leases and decreasing expenses during the latter part of the lease term.

Gross Profit Margin Ratio

As required by the PRC Securities Laws, the STAR Annual Report contains financial information regarding gross profit margin ratio by region, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

	For the year ended December 31, 2021			For the year ended December 31, 2020
By Region	Revenue	COGS	Gross Margin ratio	Revenue	COGS	Gross Margin ratio
China	517,173	162,976	68.5%	290,646	70,388	75.8%
Ex-China	659,110	1,930	99.7%	18,228	269	98.5%
Total	1,176,283	164,906		308,874	70,657

Research and Development Expenses Allocated by Key Products and Other R&D Projects

As required by the PRC Securities Laws, the STAR Annual Report contains financial information regarding research and development (“R&D”) expenses allocated by key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

Pipeline Products/ Projects	Year ended December 31, 2021	Year ended December 31, 2020	Implementation
Zanubrutinib	141,495	154,806	Clinical stage
Tislelizumab	163,986	215,808	Clinical stage
Pamiparib	14,419	28,156	Clinical stage
Ociperlimab (BGB-A1217)	65,102	22,133	Clinical stage
Bcl-2 (BGB-11417)	10,978	4,950	Clinical stage
OX40 (BGB-A445)	2,225	3,010	Clinical stage
Other R&D projects	79,556	73,536	Clinical / preclinical stage
R&D collaboration projects	198,964	226,505	N/A
Subtotal of external R&D expenses	676,725	728,904
Subtotal of internal R&D expenses	782,514	565,973
Total	1,459,239	1,294,877

Production, Sales and Inventory Stock Units of Key Products

As required by the PRC Securities Laws, the STAR Annual Report contains financial information regarding the production, sales and inventory stock units of key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below.

Item	Unit	Production or purchase quantity for the year ended December 31, 2021	Sales quantity for the year ended December 31, 2021	Stock quantity as of December 31, 2021
Key products	vials	1,984,300	1,119,800	932,900